Exhibit E

RESALE RESTRICTION AGREEMENT

            This Resale Restriction Agreement (the "Agreement") with respect to certain stock option award agreements (the "Option Agreements") previously issued under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (the "Plan") is made by and between WCA Waste Corporation, a Delaware corporation (the "Company"), and the holder of the Company's options named in Exhibit A hereto (the "Holder").

            WHEREAS, the Holder has been granted one or more options (the "Options") to acquire shares of common stock, par value $0.01 per share, of the Company (the "Shares") in such quantities and at the exercise prices set forth in Exhibit A hereto pursuant to the Option Agreements; and

            WHEREAS, the Options are now fully vested and exercisable by reason of action of the Compensation Committee of the Board of Directors and the Board of Directors of the Company effective December 21, 2005; and

            WHEREAS, the Company wishes, and the Holder has agreed, to impose certain resale restrictions on the Shares underlying the Options as provided herein on the terms and conditions contained herein.

            NOW, THEREFORE, it is agreed as follows:

            1.            The Holder acknowledges that he or she has reviewed this Agreement in full.

            2.            The Holder agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of the Shares (or any interest in any Shares) until the Shares have been released from the foregoing resale restrictions, as further described below (hereinafter referred to as the "Resale Restrictions").

            3.            The Resale Restrictions shall lapse on the dates and with respect to the number of Shares set forth in the "Lapse Date" column of Exhibit A.

            4.            The Company agrees that the Shares included in the "Current" column in Exhibit A shall not be subject to the Resale Restrictions.

            5.            Notwithstanding the foregoing, in the event the Holder's employment or service with the Company is terminated for any reason, 100% of the Shares underlying the Options shall become free from the Resale Restrictions on the effective date of termination.

            6.            This Agreement shall be effective as of December 21, 2005.

            7.            The Holder represents and warrants that he or she has full power to enter into this Agreement.

            8.            This Agreement, the Option Agreements and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Holder.  In the event any terms of this Agreement, the Option Agreements or the Plan differ, the terms of this Agreement shall govern.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties.  Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

            9.            This Agreement shall be binding upon the Company and the Holder as well as any successors and assigns of the Company and the Holder (to the extent assignment by the Holder is permitted by the terms of the Options Agreements or the Plan).

[Signature page to follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date set forth beside such party's signature.

Dated:            December 21, 2005                                        WCA WASTE CORPORATION

                                                                                    By: /s/ Tom J. Fatjo, III

                                                                                    Name: Tom J. Fatjo, III

                                                                                    Title: Senior Vice President - Finance

Dated:            December 21, 2005                                        /s/ Tom J. Fatjo, Jr.

                                                                                    Tom J. Fatjo, Jr.

                                                                                    Chief Executive Officer and Chairman of the Board

Exhibit A

Holder	Number of Shares Covered by Option Agreement	Exercise Price of Options	Current	Lapse Date
Tom J. Fatjo, Jr.	100,000	$9.50	33,333	June 22, 2006 - 33,333 June 22, 2007 - 33,334